Exhibit 99.1

  Allegheny Technologies Announces New Premium-Grade Titanium Sponge Facility

    PITTSBURGH--(BUSINESS WIRE)--June 26, 2006--Allegheny Technologies Incorporated (NYSE:ATI) announced today that its Board of Directors has approved a greenfield premium-grade titanium sponge facility to be built in Rowley, UT with an annual capacity of 24 million pounds. This $325 million investment is aimed at increasing ATI's capacity to produce titanium alloys for aerospace and defense applications. Premium-grade sponge is essential for many aerospace applications, including rotating quality titanium alloys used for new jet engines and spare parts. ATI expects initial production to begin in the third quarter 2008.
    This Phase IV titanium expansion brings ATI's projected total annual titanium sponge capacity to approximately 40 million pounds. ATI previously announced three titanium sponge capacity increases at its Albany, OR facility amounting to 16 million pounds per year.
    "ATI's 40 million pounds of annual titanium sponge capacity provides opportunities for significant revenue and earnings growth and a stable low-cost supply of this vital raw material. Strategically securing a cost-competitive source of titanium sponge is critical to achieving our profitable growth potential. The expected return on this investment is very attractive," said Patrick Hassey, Chairman, President and Chief Executive Officer of Allegheny Technologies. "With this additional titanium sponge raw material supply, we can confidently meet the growing long-term mill product demand from our customers. We also plan to continue to purchase titanium units in the form of sponge and scrap from our long-term suppliers."
    The Board's approval of the Phase IV expansion is contingent upon the satisfactory completion of appropriate arrangements relating to the acquisition of and use of property, incentives from the State of Utah and the County of Tooele, and the supply of raw materials and utilities.
    "Looking to the later part of this decade, our customers' forecast demand for titanium mill products exceeds the titanium industry's current and announced production capacity," Hassey said. "ATI is investing to grow profitably and rapidly with this robust demand. ATI is uniquely positioned to grow in the global titanium market with our expanding titanium raw material supply and unequalled melt capabilities. In addition, we have an unparalleled combination of assets for finishing titanium products."
    ATI previously announced a $150 million three-phase titanium products expansion that is expected to yield 16 million pounds of titanium sponge capacity and increase ATI's annual titanium melt capacity by approximately 25 million pounds:
-0-
*T
  1. Phase I expansion of ATI's titanium production capabilities was announced on July 15, 2005, and includes: upgrading and restarting ATI's titanium sponge facility in Albany, OR, constructing a third Plasma Arc Melt (PAM) cold-hearth furnace in Bakers, NC, adding four vacuum arc remelt (VAR) furnaces, expanding high-value plate products capacity by 25%, and continued upgrading of ATI's cold-rolling assets used in producing titanium sheet and strip products.

  2. Phase II expansion of ATI's titanium production capabilities was announced on March 17, 2006, and includes: additional titanium sponge capacity at ATI's facility in Albany, OR, and an additional VAR furnace at ATI's facility in Bakers, NC.

  3. Phase III expansion of ATI's titanium production capabilities was announced on June 22, 2006, and includes: additional titanium sponge capacity and an additional VAR furnace at ATI's facility in Albany, OR.
*T
    ATI expects a total of $250 - $275 million of capital investments in 2006 in a self-funded growth strategy.

    This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments, whether due to significant increases in energy, raw materials or employee benefits costs, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; and (e) the other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2005, and other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

    Building the World's Best Specialty Metals Company(TM)
    Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $3.7 billion during the most recent four quarters ending March 31, 2006. ATI has approximately 9,300 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, grain-oriented silicon electrical steel and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004